Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated January 2, 2018, relating to the consolidated balance sheets of Farmmi, Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the two years in the period ended September 30, 2017, appearing in the Registration Statement on Form F-1 initially filed on November 15, 2017 and declared effective on February 16, 2018 (No. 333-221569). We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

February 16, 2018